The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell these notes, and it is not soliciting an offer to buy these notes in any jurisdiction where the offer or sale is not permitted.
Subject to completion dated January 22, 2021.

PRELIMINARY PRICING SUPPLEMENT No. U5607 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-238458-02 Dated January 22, 2021

Credit Suisse AG $• Trigger Callable Yield Notes

Linked to the performance of the Russell 2000® Index due on or about April 29, 2022

Investment Description

Trigger Callable Yield Notes (the “Notes”) are senior, unsecured obligations of Credit Suisse AG, acting through its London branch (“Credit Suisse” or the “Issuer”) linked to the performance of the Russell 2000® Index (the “Underlying”). Credit Suisse will pay you a monthly coupon payment regardless of the performance of the Underlying. Credit Suisse may, at its election, call the Notes prior to maturity on any Coupon Payment Date (beginning after three months and excluding the Maturity Date) regardless of the performance of the Underlying. If the Notes are called by Credit Suisse at its election, Credit Suisse will pay you the Principal Amount of your Notes plus the coupon payment otherwise due, and no further amounts will be owed to you under the Notes. If the Notes are not called by Credit Suisse at its election prior to maturity and the Final Underlying Level is equal to or greater than the Downside Threshold, Credit Suisse will pay you a cash payment at maturity equal to the principal amount of your Notes. If the Notes are not called by Credit Suisse at its election prior to maturity and the Final Underlying Level is less than the Downside Threshold, Credit Suisse will pay you less than the full principal amount of your Notes, if anything, resulting in a loss on your principal that is proportionate to the depreciation of the Underlying from the Initial Underlying Level to the Final Underlying Level. In that case, you will lose a significant portion and possibly all of your investment. Investing in the Notes involves significant risks. You will lose a significant portion and possibly all of your investment if the Notes are not called by Credit Suisse at its election on any Coupon Payment Date (beginning after three months and excluding the Maturity Date) and the Final Underlying Level is less than the Downside Threshold. The Downside Threshold is observed only on the Final Valuation Date and the contingent repayment of principal applies only if you hold the Notes to maturity. You will be exposed to the market risk of the Underlying on the Final Valuation Date. Generally, the higher the Coupon Rate on a Note, the greater the risk of loss on that Note. Credit Suisse may call the Notes, at its election, on any Coupon Payment Date (beginning after three months and excluding the Maturity Date) prior to maturity, regardless of the performance of the Underlying. Any payment on the Notes, including any repayment of principal, is subject to the ability of Credit Suisse to pay its obligations as they become due. If Credit Suisse were to default on its obligations, you may not receive any amounts owed to you under the Notes.

Features	Key Dates*

☐ Income — Regardless of the performance of the Underlying, Credit Suisse will pay you a monthly Coupon, unless the Notes have been previously called. In exchange for receiving the monthly Coupon on the Notes, you are accepting the risk of receiving a payment at maturity that is less than your principal amount and you could lose your entire investment.
☐ Issuer Callable — Credit Suisse may, at its election, call the Notes on any Coupon Payment Date (beginning after three months and excluding the Maturity Date), prior to maturity, upon written notice to the trustee regardless of the Closing Level of the Underlying and Credit Suisse will pay you the Principal Amount of your Notes plus the Coupon otherwise due. If the Notes are called, no further payments will be made after Credit Suisse makes the applicable payment. If the Notes are not called by Credit Suisse at its election, investors may be exposed to the depreciation of the Underlying from the Initial Underlying Level to the Final Underlying Level.
☐ Contingent Repayment of Principal Amount at Maturity — If the Notes have not previously been called by Credit Suisse at its election and the Final Underlying Level is equal to or greater than the Downside Threshold, Credit Suisse will pay you your full principal amount at maturity plus the final Coupon. If the Final Underlying Level is less than the Downside Threshold, Credit Suisse will pay you less than your principal amount, if anything, resulting in a loss of your principal that will be proportionate to the full depreciation of the Underlying from the Initial Underlying Level to the Final Underlying Level. The Downside Threshold is observed on the Final Valuation Date and the contingent repayment of your principal applies only at maturity. Any payment on the Notes, including any repayment of principal, is subject to the ability of Credit Suisse to pay its obligations as they become due.
Trade Date*	January 27, 2021
Settlement Date*	January 29, 2021
Coupon Payment Dates**	Monthly, commencing on March 2, 2021
Final Valuation Date**	April 27, 2022
Maturity Date**	April 29, 2022

*       Expected. See page 4 for additional details.

**      Subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.” If the Maturity Date is not a business day, the Redemption Amount will be payable on the first following business day, unless that business day falls in the next calendar month, in which case payment will be made on the first preceding business day.

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO PAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN EXPOSe YOUR INVESTMENT TO THE FULL DEPRECIATION OF THE Underlying from the Initial Underlying Level to the Final Underlying Level. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF Credit Suisse. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 8 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-3 OF ANY ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE A significant portion and possibly all OF YOUR INITIAL INVESTMENT IN THE NOTES. the Notes will not be listed on any exchange.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, any accompanying product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

Note Offering

These key terms relate to Notes linked to the performance of the Russell 2000® Index. The Coupon Rate, Initial Underlying Level and Downside Threshold for the Notes will be set on the Trade Date. The Notes are offered at a minimum investment of 100 notes of $10 per Note (representing a $1,000 investment) in denominations of $10 and integral multiples thereof.

Underlying	Ticker	Coupon Rate	Initial Underlying Level	Downside Threshold	CUSIP	ISIN
Russell 2000® Index	RTY <Index>	6.00% to 6.65% per annum		55% of the Initial Underlying Level	22551F418	US22551F4182

Credit Suisse currently estimates the value of each $10 principal amount of the Notes on the Trade Date will be between $9.20 and $9.90 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the Notes (our “internal funding rate”)). This range of estimated values reflects terms that are not yet fixed. A single estimated value reflecting final terms will be determined on the Trade Date. See “Key Risks” in this pricing supplement.

See “Additional Information about Credit Suisse and the Notes” on page 2. The Notes will have the terms set forth in the accompanying underlying supplement, any accompanying product supplement, prospectus supplement and prospectus and this pricing supplement.

The Notes are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Offering of Notes	Price to Public		Underwriting Discount and Commissions(1)		Proceeds to Credit Suisse AG
	Total	Per Note	Total	Per Note	Total	Per Note
Notes Linked to the Performance of the Russell 2000® Index due April 29, 2022	$•	$10	$•	$0	$•	$10

(1) The agents for this offering are Credit Suisse Securities (USA) LLC (“CSSU”), an affiliate of ours, and UBS Financial Services Inc. ("UBS"). CSSU expects to sell all of the Notes that it purchases from us to UBS at a price of $10 per $10 principal amount of Notes, for sale to certain fee-based advisory accounts for which UBS is an investment advisor at the price to public of $10 per $10 principal amount of Notes. CSSU and UBS will not receive a sales commission with respect to the Notes. For more detailed information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

Credit Suisse                UBS Financial Services Inc.

Additional Information about Credit Suisse and the Notes

You should read this pricing supplement together with the underlying supplement dated June 18, 2020, the product supplement dated June 18, 2020, the prospectus supplement dated June 18, 2020 and the prospectus dated June 18, 2020, relating to our Medium-Term Notes of which these Notes are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Underlying Supplement dated June 18, 2020: https://www.sec.gov/Archives/edgar/data/1053092/000095010320011950/dp130454_424b2-eus.htm

♦	Product Supplement No. I–B dated June 18, 2020: https://www.sec.gov/Archives/edgar/data/1053092/000095010320011955/dp130588_424b2-ps1b.htm

♦	Prospectus Supplement and Prospectus dated June 18, 2020: https://www.sec.gov/Archives/edgar/data/1053092/000110465920074474/tm2019510-8_424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, “we,” “us,” or “our” refers to Credit Suisse.

The Notes are senior, unsecured obligations of Credit Suisse and will rank pari passu with all of our other senior unsecured obligations.

In the event the terms of the Notes described in this pricing supplement differ from, or are inconsistent with, the terms described in the underlying supplement, any product supplement, the prospectus supplement or prospectus, the terms described in this pricing supplement will control.

This pricing supplement, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the Notes and the owner of any beneficial interest in the Notes, amend the Notes to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Key Risks” in this pricing supplement and “Risk Factors” in any accompanying product supplement, “Foreign Currency Risks” in the accompanying prospectus, and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the Notes involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Notes.

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer on the date the Notes are priced. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Investor Suitability

The Notes may be suitable for you if:	The Notes may not be suitable for you if:

♦   You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦   You believe the Final Underlying Level will be equal to or greater than the Downside Threshold.

♦   You can tolerate a loss of all or a substantial portion of your investment and you are willing to make an investment that may be exposed to any depreciation of the Underlying from the Initial Underlying Level to the Final Underlying Level.

♦   You understand and accept that you will not participate in any appreciation in the level of the Underlying from the Initial Underlying Level to the Final Underlying Level, which may be significant, and that your potential return is limited to the coupon payments.

♦   You are willing to invest in the Notes based on the Downside Threshold and if the Coupon Rate was set equal to the bottom of the range indicated on the cover hereof (the actual Downside Threshold and Coupon Rate will be set on the Trade Date).

♦   You are willing to forgo any dividends paid on the equity securities included in the Underlying.

♦   You are willing to invest in notes that may be called early at the election of Credit Suisse regardless of the Closing Level of the Underlying on any Coupon Payment Date, (beginning after three months and excluding the Maturity Date) during the term of the Notes and are otherwise willing to hold such notes to maturity, and you accept that there may be little or no secondary market for the Notes.

♦   You understand and accept the risks associated with the Underlying.

♦   You are willing to assume the credit risk of Credit Suisse and you understand that any payment on the Notes is subject to the credit risk of Credit Suisse.

♦   You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦   You believe that the Final Underlying Level will decline during the term of the Notes and is likely to close below the Downside Threshold.

♦   You seek an investment designed to provide a full return of principal at maturity.

♦   You cannot tolerate a loss of all or a substantial portion of your investment and you are not willing to make an investment that may be exposed to any depreciation of the Underlying from the Initial Underlying Level to the Final Underlying Level.

♦   You seek an investment that participates in the appreciation in the level of the Underlying from the Initial Underlying Level to the Final Underlying Level or that has unlimited return potential.

♦   You are unwilling to invest in the Notes based on the Downside Threshold and if the Coupon Rate was set equal to the bottom of the range indicated on the cover hereof (the actual Downside Threshold and Coupon Rate will be set on the Trade Date).

♦   You prefer to receive the dividends paid on the equity securities included in the Underlying.

♦   You are unable or unwilling to hold notes that may be called early at the election of Credit Suisse regardless of the Closing Level of the Underlying on any Coupon Payment Date, (beginning after three months and excluding the Maturity Date) during the term of the Notes or are otherwise unable or unwilling to hold such notes to maturity, or you seek an investment for which there will be an active secondary market for the Notes.

♦   You do not understand or accept the risks associated with the Underlying.

♦   You are unwilling to assume the credit risk of Credit Suisse.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 8 of this pricing supplement for risks related to an investment in the Notes. For more information on the Underlying, see “The Underlying” in this pricing supplement.

Key Terms

Issuer	Credit Suisse AG (“Credit Suisse”), acting through its London branch.
Principal Amount	$10 per Note
Term	One year and three months, unless called earlier. In the event that we make any change to the expected Trade Date and Settlement Date, the calculation agent may adjust (i) the Coupon Payment Dates to ensure that the term between each Coupon Payment Date remains the same and/or (ii) Final Valuation Date and Maturity Date to ensure that the stated term of the Notes remains the same.
Underlying	Russell 2000® Index
Coupon Rate	6.00% to 6.65% per annum, or $0.05 to $0.055417 per month per Note (to be determined on the Trade Date). The coupon payments will be made in equal monthly installments on the Coupon Payment Dates, regardless of the performance of the Underlying, unless the Notes are called earlier.

Coupon (per Note) Russell 2000® Index
$0.05 to $0.055417 per month
Issuer Call

The Notes may be called by Credit Suisse at its election on any Coupon Payment Date (beginning after three months and excluding the Maturity Date) prior to maturity, regardless of the Closing Level of the Underlying on such Coupon Payment Date.

If the Notes are subject to an Issuer Call, Credit Suisse will pay you on the applicable Coupon Payment Date a cash payment per Note equal to the Principal Amount plus the coupon payment otherwise due, and no further payments will be made on the Notes. If Credit Suisse elects to call the Notes on a Coupon Payment Date, it will deliver written notice to The Depository Trust Company (“DTC”) at least two business days prior to that date (each such second business day, a “Call Notice Date”).

The Call Notice Dates are expected to be: April 27, 2021, May 27, 2021, June 28, 2021, July 27, 2021, August 27, 2021, September 27, 2021, October 27, 2021, November 29, 2021, December 27, 2021, January 27, 2022, February 28, 2022, March 28, 2022 and the Final Valuation Date. Each subject to postponement as described in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”

Key Terms

Payment at Maturity (per Note)

If the Notes have not previously been called by Credit Suisse at its election and the Final Underlying Level is equal to or greater than the Downside Threshold, on the Maturity Date Credit Suisse will pay you a cash payment per Note equal to $10 plus the coupon payment otherwise due on the Maturity Date.

If the Notes have not previously been called by Credit Suisse at its election and the Final Underlying Level is less than the Downside Threshold, on the Maturity Date, Credit Suisse will pay you less than the principal amount of your Notes, if anything, resulting in a loss on your initial investment that is proportionate to the decline in the Closing Level of the Underlying from the Initial Underlying Level to the Final Underlying Level, for an amount equal to:

$10 + ($10 × Underlying Return)

You will lose a significant portion or all of your principal amount if the Notes are not called and the Final Underlying Level is less than the Downside Threshold.

Underlying Return	Final Underlying Level – Initial Underlying Level Initial Underlying Level
Downside Threshold	A percentage of the Initial Underlying Level, as specified on the cover of this pricing supplement.
Initial Underlying Level	The Closing Level of the Underlying on the Trade Date. In the event that the Closing Level for the Underlying is not available on the Trade Date, the Initial Underlying Level will be determined on the immediately following trading day on which a Closing Level is available.
Final Underlying Level	The Closing Level of the Underlying on the Final Valuation Date, as determined by the calculation agent.
Closing Level	The Closing Level of the Underlying on any trading day will be the closing level of the Underlying on such trading day, as determined by the calculation agent by reference to (i) Bloomberg Financial Services (“Bloomberg”) or any successor reporting service, or (ii) if Bloomberg or such successor reporting service does not publish the closing level on such trading day, the index sponsor.
Coupon Payment Dates

Coupon payments will be paid in equal monthly installments on the Coupon Payment Dates listed below, unless previously called. The Coupon Payment Dates are expected to be: March 2, 2021, March 31, 2021, April 29, 2021, June 1, 2021, June 30, 2021, July 29, 2021, August 31, 2021, September 29, 2021, October 29, 2021, December 1, 2021, December 29, 2021, January 31, 2022, March 2, 2022, March 30, 2022 and the Maturity Date.

Each subject to the modified following business day convention and subject to postponement as described in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”

Events of Default:

With respect to these notes, the first bullet of the first sentence of “Description of Debt Securities—Events of Default” in the accompanying prospectus is amended to read in its entirety as follows:

•     a default in payment of the principal or any premium on any debt security of that series when due, and such default continues for 30 days;

Supplemental Terms of the Notes

For purposes of the Notes offered by this pricing supplement, all references to each of the following defined terms used in any accompanying product supplement will be deemed to refer to the corresponding defined term used in this pricing supplement, as set forth in the table below:

Product Supplement Defined Term	Pricing Supplement Defined Term
Knock-In Level	Downside Threshold
Valuation Date	Final Valuation Date
Initial Level	Initial Underlying Level
Final Level	Final Underlying Level

Investment Timeline

Trade Date	The Initial Underlying Level is observed and the Downside Threshold for the Underlying is determined.

Monthly (callable by Credit Suisse at its election after three months)

Regardless of the performance of the Underlying, Credit Suisse will pay you a coupon on the applicable Coupon Payment Date.

Credit Suisse may, at its election, call the Notes on any Coupon Payment Date (beginning after three months and excluding the Maturity Date), prior to maturity, regardless of the Closing Level of the Underlying. If the Notes are called, Credit Suisse will pay you a cash payment per Note equal to $10 plus the coupon payment otherwise due.

Maturity Date

The Final Underlying Level is observed on the Final Valuation Date.

If the Notes have not previously been called by Credit Suisse at its election and the Final Underlying Level is equal to or greater than the Downside Threshold, on the Maturity Date Credit Suisse will pay you a cash payment per Note equal to $10.

If the Notes have not previously been called by Credit Suisse at its election and the Final Underlying Level is less than the Downside Threshold, Credit Suisse will pay you less than the principal amount of your Notes, if anything, resulting in a loss on your initial investment proportionate to the depreciation of the Underlying from the Initial Underlying Level to the Final Underlying Level, for an amount equal to:

$10 + ($10 × Underlying Return)
per Note

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE A SIGNIFICANT PORTION AND POSSIBLY ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO CREDIT SUISSE’S ABILITY TO PAY ITS OBLIGATIONS AS THEY BECOME DUE. IF CREDIT SUISSE WERE TO DEFAULT ON ITS OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES.

You will be exposed to the market risk of the Underlying on the Final Valuation Date. The Notes are subject to an Issuer Call on any Coupon Payment Date (beginning after three months and excluding the Maturity Date) regardless of the Closing Level of the Underlying on such Coupon Payment Date. If the Notes are not called by Credit Suisse at its election, you will lose a significant portion and possibly all of your investment at maturity if the Final Underlying Level is less than the Downside Threshold.

Key Risks

An investment in the offering of the Notes involves significant risks. This section describes material risks relating to an investment in the Notes. Some of the risks that apply to the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes in the “Risk Factors” section of any accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

Risks Relating to the Notes Generally

♦	You may receive less than the principal amount at maturity — If the Notes have not previously been called by Credit Suisse at its election, you may receive less at maturity than you originally invested in the Notes. If the Final Underlying Level is less than the Downside Threshold, you will be fully exposed to any depreciation in the Underlying from the Initial Underlying Level to the Final Underlying Level and will incur a loss proportionate to the Underlying Return. In this case, at maturity, the amount Credit Suisse will pay you will be less than the principal amount of the Notes and you could lose your entire investment. It is not possible to predict whether the Final Underlying Level will be less than the Downside Threshold, and in such event, by how much the Final Underlying Level will decrease in comparison to the Initial Underlying Level. Any payment on the Notes is subject to our ability to pay our obligations as they become due.

♦	Regardless of the amount of any payment you receive on the Notes, your actual yield may be different in real value terms — Inflation may cause the real value of any payment you receive on the Notes to be less at maturity than it is at the time you invest. An investment in the Notes also represents a forgone opportunity to invest in an alternative asset that generates a higher real return. You should carefully consider whether an investment that may result in a return that is lower than the return on alternative investments is appropriate for you.

♦	The Notes will not pay more than the principal amount plus any coupon payments — The return potential on the Notes is limited to the Coupon Rate regardless of the potential appreciation of the Underlying. Therefore, the Notes do not provide for a return greater than the principal amount, plus the final Coupon. Even if the Final Underlying Level is greater than the Initial Underlying Level, you will not participate in the appreciation of the Underlying despite the potential for full downside exposure at maturity. Therefore, the maximum amount payable with respect to the Notes (excluding Coupons) is $10 for each $10 principal amount of the Notes. This payment will not be increased to include reimbursement for any hedging and other transaction costs, even upon Issuer Call. The amount payable per Note may be less than the amount payable on a traditional debt security that pays interest at prevailing market rates or an investment that allows for participation in any appreciation of the Underlying.

♦	The Notes are subject to a potential Issuer Call prior to maturity, which would limit your opportunity to be paid Coupons over the full term of the Notes — Credit Suisse may, at its election, call the Notes on any Coupon Payment Date (beginning after three months and excluding the Maturity Date), prior to maturity, regardless of the performance of the Underlying, and Credit Suisse will pay you a cash payment equal to the principal amount of the Notes you hold plus any Coupon payable on that Coupon Payment Date, and no further payments will be made in respect of the Notes. If the Notes are called prior to maturity, you will lose the opportunity to continue to accrue and be paid Coupons from the date of Issuer Call to the scheduled Maturity Date and you may be unable to invest in other Notes with a similar level of risk that provide you with the opportunity to be paid the same coupons as the Notes. The Notes can be called as early as the third Coupon Payment Date, so the holding period over which you may receive the per annum Coupon Rate could be as short as approximately three months.

♦	Our decision to redeem the Notes may depend on the interest we would pay on a conventional fixed-rate, non-callable debt security of comparable maturity — It is more likely that Credit Suisse will, at its election, call the Notes prior to maturity during periods when the interest we would pay on a conventional fixed-rate, non-callable debt security of comparable maturity is less than the Coupon Rate. The greater likelihood of Credit Suisse calling the Notes in that environment increases the risk that you will not be able to reinvest the proceeds from the called Notes in an equivalent investment with a similar level of risk that yield as much interest as the Notes. Therefore, the Notes are more likely to remain outstanding when the expected interest payable on the Notes is less than what would be payable on other comparable instruments, which includes your risk of not receiving a Coupon is relatively higher.

♦	More favorable terms to you are generally associated with the Underlying with greater expected volatility and therefore can indicate a greater risk of loss — “Volatility” refers to the frequency and magnitude of changes in the level of the Underlying. The greater the expected volatility with respect to the Underlying on the Trade Date, the higher the expectation as of the Trade Date that the Final Underlying Level could be less than the Downside Threshold, indicating a higher expected risk of loss on the Notes. This greater expected risk will generally be reflected in a higher Coupon Rate than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as a lower Downside Threshold) than for similar notes linked to the performance of an Underlying with a lower expected volatility as of the Trade Date. You should therefore understand that a relatively higher Coupon Rate may indicate an increased risk of loss. Further, a relatively lower Downside Threshold may not necessarily indicate that the Notes have a greater likelihood of a return of principal at maturity. The volatility of the Underlying can change significantly over the term of the Notes. The level of the Underlying for your Notes could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Underlying and the potential to lose a significant amount of your principal at maturity.

♦	The U.S. federal tax consequences of an investment in the Notes are unclear — There is no direct legal authority regarding the proper U.S. federal tax treatment of the Notes, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Notes are uncertain, and the IRS or a court might not agree with the treatment of the Notes as described in “United States Federal Tax Considerations” below. If the IRS were successful in asserting an alternative treatment, the tax consequences of ownership and disposition of the Notes, including the timing and character of income recognized by U.S. investors and the withholding tax consequences to non-U.S. investors, might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the Notes, possibly retroactively.

Risks Relating to the Underlying

♦	The Notes are linked to the Russell 2000® Index and are subject to the risks associated with small-capitalization companies — The Russell 2000® Index is composed of equity securities issued by companies with relatively small market capitalization. These equity securities often have greater stock price volatility, lower trading volume and less liquidity than the equity securities of large-capitalization companies, and are more vulnerable to adverse business and economic developments than those of large-capitalization companies. In addition, small-capitalization companies are typically less established and less stable financially than large-capitalization companies. These companies may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products. Therefore, the Russell 2000® Index may be more volatile than it would be if it were composed of equity securities issued by large-capitalization companies.

♦	No ownership rights relating to the Underlying — Your return on the Notes will not reflect the return you would realize if you actually owned the equity securities that comprise the Underlying. The return on your investment is not the same as the total return you would receive based on the purchase of the equity securities that comprise the Underlying.

♦	No dividend payments or voting rights — As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the equity securities that comprise the Underlying. Further, the performance of the Underlying will not include these dividends or distributions and does not contain a "total return" feature.

Risks Relating to the Issuer

♦	The Notes are subject to the credit risk of Credit Suisse — Investors are dependent on our ability to pay all amounts due on the Notes and, therefore, if we were to default on our obligations, you may not receive any amounts owed to you under the Notes. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the Notes prior to maturity.

♦	Credit Suisse is subject to Swiss regulation — As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, the Swiss Financial Market Supervisory Authority (FINMA) may open resolution proceedings if there are justified concerns that Credit Suisse is over-indebted, has serious liquidity problems or no longer fulfills capital adequacy requirements. FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part. If one or more of these measures were imposed, such measures may adversely affect the terms and market value of the Notes and/or the ability of Credit Suisse to make payments thereunder and you may not receive any amounts owed to you under the Notes.

Risks Relating to Conflicts of Interest

♦	Hedging and trading activity — We, any dealer or any of our or their respective affiliates may carry out hedging activities related to the Notes, including in instruments related to the Underlying. We, any dealer or our or their respective affiliates may also trade instruments related to the Underlying from time to time. Any of these hedging or trading activities on or prior to the Trade Date and during the term of the Notes could adversely affect our payment to you at maturity.

♦	Potential conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent, hedging our obligations under the Notes and determining their estimated value and whether to call the Notes. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the Notes. Further, hedging activities may adversely affect any payment on or the value of the Notes. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the Notes, which creates an additional incentive to sell the Notes to you.

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

♦	Unpredictable economic and market factors will affect the value of the Notes — The payout on the Notes can be replicated using a combination of the components described in “The estimated value of the Notes on the Trade Date may be less than the Price to Public.” Therefore, in addition to the level of the Underlying, the terms of the Notes at issuance and the value of the Notes prior to maturity may be influenced by factors that impact the value of fixed income securities and options in general, such as:

•	the expected and actual volatility of the Underlying;

•	the time to maturity of the Notes;

•	interest and yield rates in the market generally;

•	investors’ expectations with respect to the rate of inflation;

•	geopolitical conditions and economic, financial, political, regulatory, judicial or other events that affect the Underlying or markets generally and which may affect the levels of the Underlying; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your Notes prior to maturity, and such price could be less than your initial investment and significantly different than the amount expected at maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

♦	The estimated value of the Notes on the Trade Date may be less than the Price to Public — The initial estimated value of your Notes on the Trade Date (as determined by reference to our pricing models and our internal funding rate) may be significantly less than the original Price to Public. The Price to Public of the Notes includes any discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the Notes and the cost of hedging our risks as issuer of the Notes through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the Notes. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the Notes (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Trade Date, we value the components of the Notes in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using proprietary pricing models dependent on inputs such as volatility, correlation, dividend rates, interest rates and other factors, including assumptions about future market events and/or environments. These inputs may be market-observable or may be based on assumptions made by us in our discretionary judgment. As such, the payout on the Notes can be replicated using a combination of these components and the value of these components, as determined by us using our pricing models, will impact the terms of the Notes at issuance. Our option valuation models are proprietary. Our pricing models take into account factors such as interest rates, volatility and time to maturity of the Notes, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar notes of other issuers.

♦	Effect of interest rate used in structuring the Notes — The internal funding rate we use in structuring notes such as these Notes is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”). If on the Trade Date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the Notes will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the Notes. We will also use our internal funding rate to determine the price of the Notes if we post a bid to repurchase your Notes in secondary market transactions. See “—Secondary Market Prices” below.

♦	Secondary market prices — If Credit Suisse (or an affiliate) bids for your Notes in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the Notes on the Trade Date. The estimated value of the Notes on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the Notes in the secondary market (if any exists) at any time. The secondary market price of your Notes at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models, the related inputs and other factors, including our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and deterioration or improvement in our creditworthiness. In circumstances where our internal funding rate is higher than our secondary market credit spreads, our secondary market bid for your Notes could be less favorable than what other dealers might bid because, assuming all else equal, we use the higher internal funding rate to price the Notes and other dealers might use the lower secondary market credit spread to price them. Furthermore, assuming no change in market conditions from the Trade Date, the secondary market price of your Notes will be lower than the Price to Public because it will not include any discounts or commissions and hedging and other transaction costs. If you sell your Notes to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your Notes may be lower than the price at which we may repurchase the Notes from such dealer.

We (or an affiliate) may initially post a bid to repurchase the Notes from you at a price that will exceed the then-current estimated value of the Notes. That higher price reflects our projected profit and costs, which may include discounts and commissions that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately four months.

The Notes are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your Notes to maturity.

♦	Lack of liquidity — The Notes will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the Notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes when you wish to do so. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the Notes. If you have to sell your Notes prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss. The full repayment of principal is contingent upon an Issuer Call or, if the Notes are not called by Credit Suisse at its election, the Final Underlying Level being equal to or greater than the Downside

Threshold. Because the Downside Threshold is observed only on the Final Valuation Date, if you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss even if the level of the Underlying is above the Downside Threshold at that time.

Hypothetical Examples of How the Notes Might Perform

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples below illustrate the payment of coupons and payments upon Issuer Call (if any) or at maturity for a hypothetical offering of the Notes under various scenarios, with the assumptions set forth below. Numbers in the examples and table below have been rounded for ease of analysis. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the total payment on the Notes per $10 principal amount to the $10 Price to Public. The actual terms will be determined on the Trade Date. You should not take these examples or the table below as an indication or assurance of the expected performance of the Underlying. You should consider carefully whether the Notes are suitable to your investment goals. Any payment on the Notes is subject to our ability to pay our obligations as they become due.

Principal Amount:	$10
Investment term:	One year and three months (unless earlier called)
Initial Underlying Level:	2000
Coupon Rate:	6.00% per annum (or 0.50% per month), the bottom of the expected range set forth on the cover of this pricing supplement
Coupon Payment:	$0.05 per month
Coupon Payment Dates:	Monthly
Downside Threshold:	1100 (55% of the Initial Underlying Level)

Example 1 — Notes are called on the Third Coupon Payment Date

Date	Final Underlying Level	Payment (per Note)
First Coupon Payment Date	N/A	Notes NOT callable; $0.05 (coupon payment) – Notes are not called
Second Coupon Payment Date	N/A	Notes NOT callable; $0.05 (coupon payment) – Notes are not called
Third Coupon Payment Date	N/A	$10.05 ($10 + $0.05) – Notes are called; Issuer pays principal plus Coupon of $0.05 on Coupon Payment Date following third Observation Date. Total: $10.15 (1.50% return)

Because the Notes are called on the third Coupon Payment Date (which is approximately three months after the Trade Date and is the first Coupon Payment Date on which the Notes are callable), Credit Suisse will pay you on such Coupon Payment Date a total of $10.05 per Note, reflecting your Principal Amount plus the applicable coupon payment. When added to the total Coupons of $0.10 received on the prior Coupon Payment Dates, you will have received a total of $10.15 per $10 principal amount for a 1.50% total return on the Notes. No further amount will be owed to you under the Notes.

Example 2 — Notes are NOT called and the Final Underlying Level is at or above the Downside Threshold

Date	Final Underlying Level	Payment (per Note)
First Coupon Payment Date	N/A	Notes NOT callable; $0.05 (coupon payment) – Notes are not called
Second Coupon Payment Date	N/A	Notes NOT callable; $0.05 (coupon payment) – Notes are not called
Third through Fourteenth Coupon Payment Dates	N/A	Notes NOT called; $0.05 for each Coupon Payment Date (coupon payment) – Notes are not called
Final Valuation Date	1500 (at or above Downside Threshold)	$10.05 ($10 + $0.05) – Notes NOT called; Closing Level of Underlying above the Downside Threshold on the Final Valuation Date
Total: $10.75 (7.50% return)

Because the Notes are not called at the election of Credit Suisse and the Final Underlying Level is equal to or greater than the Downside Threshold, at maturity, Credit Suisse will pay you a total of $10.05 per Note, reflecting your Principal Amount plus the applicable coupon payment. When added to the total Coupons of $0.70 received prior to maturity, Credit Suisse will have paid you a total of $10.75 per Note, for a 7.50% total return on the Notes.

Example 3 — Notes are NOT called and the Final Underlying Level is below the Downside Threshold

Date	Final Underlying Level	Payment (per Note)
First Coupon Payment Date	N/A	Notes NOT callable; $0.05 (coupon payment) – Notes are not called
Second Coupon Payment Date	N/A	Notes NOT callable; $0.05 (coupon payment) – Notes are not called
Third through Fourteenth Coupon Payment Dates	N/A	Notes NOT called; $0.05 for each Coupon Payment Date (coupon payment) – Notes are not called
Final Valuation Date	800 (below Downside Threshold)	$4.05 ($4 + $0.05) – Notes NOT called; Closing Level of Underlying below the Downside Threshold on the Final Valuation Date
	Total Payment (per $10 Note)	Total: $4.75 (-52.50 % return)

In this example, Credit Suisse does not elect to call the Notes and the Notes remain outstanding until maturity. Because the Final Underlying Level is less than the Downside Threshold, at maturity, Credit Suisse will pay you $4.05 per $10 principal amount, calculated as follows:

The Underlying Return will equal:

Final Underlying Level – Initial Underlying Level

Initial Underlying Level

= −0.60

The Payment at Maturity = $10 + ($10 × Underlying Return) + coupon payment at maturity

= $10 + ($10 × –0.60) + 0.05 = $4.05

In addition, you will receive Coupon payments of $0.05 on each Coupon Payment Date prior to the Maturity Date. When added to the Payment at Maturity, you will have received a total of $4.75 per $10 principal amount, a -52.50% total return on the Notes.

Hypothetical Payment at Maturity excluding any Coupons

The table below assumes a Downside Threshold of 55% of the Initial Underlying Level and that the Notes are not called by Credit Suisse at its election prior to the Final Valuation Date and illustrates, for a $10 investment in the Notes, hypothetical Payments at Maturity for a hypothetical range of Underlying Returns of the Underlying, excluding Coupons. If the Notes have not previously been called by Credit Suisse at its election and the Final Underlying Level is equal to or greater than the Downside Threshold, on the Maturity Date Credit Suisse will pay you a cash payment per Note equal to $10 plus the payable coupon. You should consider carefully whether the Notes are suitable to your investment goals. Any payment on the Notes is subject to our ability to pay our obligations as they become due. The numbers appearing in the table below have been rounded for ease of analysis.

Percentage Change from the Initial Underlying Level to the Final Underlying Level	Underlying Return	Payment at Maturity (excluding Coupons)
100%	N/A	$10
90%	N/A	$10
80%	N/A	$10
70%	N/A	$10
60%	N/A	$10
50%	N/A	$10
40%	N/A	$10
30%	N/A	$10
20%	N/A	$10
10%	N/A	$10
0%	0%	$10
−10%	−10%	$10
−20%	−20%	$10
−30%	−30%	$10
−40%	−40%	$10
−45%	−45%	$10
−46%	−46%	$5.40
−50%	−50%	$5
−60%	−60%	$4
−70%	−70%	$3
−80%	−80%	$2
−90%	−90%	$1
−100%	−100%	$0

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the Notes may be used in connection with hedging our obligations under the Notes through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the Notes (including on any calculation date, as defined in any accompanying product supplement) could adversely affect the value of the Underlying and, as a result, could decrease the amount you may receive on the Notes at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in any accompanying product supplement.

Historical Information

The following graph sets forth the historical performance of the Underlying based on the Closing Levels of the Underlying from January 4, 2016 through January 21, 2021. The actual Downside Threshold for the Underlying will be based on the Closing Level of the Underlying on the Trade Date. We obtained the historical information below from Bloomberg, without independent verification.

You should not take the historical levels of the Underlying as an indication of future performance of the Underlying or the Notes. Any historical trend in the level of the Underlying during any period set forth below is not an indication that the level of the Underlying is more or less likely to increase or decrease at any time over the term of the Notes.

For additional information on the Underlying, see “The Reference Indices—The FTSE Russell Indices—The Russell Indices—The Russell 2000® Index” in the accompanying underlying supplement.

The Closing Level of the Russell 2000® Index on January 21, 2021 was 2141.421. The solid red line on the graph represents the hypothetical Downside Threshold.

United States Federal Tax Considerations

This discussion supplements and, to the extent inconsistent therewith, supersedes the discussion in the accompanying product supplement under “United States Federal Tax Considerations.”

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the Notes. In the opinion of our counsel, Davis Polk & Wardwell LLP, it is reasonable under current law to treat the Notes for U.S. federal income tax purposes as a put option (the “Put Option”) written by you with respect to the Underlying, secured by a cash deposit equal to the stated principal amount of the Note (the “Deposit”). However, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible that could materially affect the timing and character of income or loss you recognize on the Notes. Moreover, our counsel’s opinion is based on market conditions as of the date of this preliminary pricing supplement and is subject to confirmation on the Trade Date.

Under this treatment:

•	a portion of each coupon paid with respect to the Notes will be attributable to interest on the Deposit; and

•	the remainder will represent premium attributable to your grant of the Put Option (“Put Premium”).

We will specify in the final pricing supplement the portion of each coupon that we will allocate to interest on the Deposit and to Put Premium, respectively.

Assuming the treatment of a Note as a Put Option and a Deposit is respected, amounts treated as interest on the Deposit should be taxed as ordinary interest income, while the Put Premium should not be taken into account prior to maturity or disposition of the Notes.

Under this treatment, upon the redemption of the Notes at maturity you should recognize short-term capital gain or loss equal to (i) the aggregate Put Premium previously received (including the Put Premium received at maturity) minus (ii) the difference, if any, between the Deposit and the redemption amount you receive (excluding the final coupon you receive). If you dispose of the Notes prior to their maturity, you should recognize gain or loss with respect to the Put Option and the Deposit by allocating the amounts you receive on the disposition based on the fair market values of the Put Option and the Deposit at that time.  In the case of the Put Option, the aggregate amount of Put Premium previously received should be added to the amount received upon the disposition for purposes of calculating your gain or loss with respect to the Put Option.

We do not plan to request a ruling from the IRS regarding the treatment of the Notes, and the IRS or a court might not agree with the treatment described herein. For example, the entire coupon could be treated as ordinary income at the time received or accrued. Alternatively, the Notes might be determined to be contingent payment debt instruments, in which case the tax consequences of ownership and disposition of the Notes, including the timing and character of income recognized, might be materially and adversely affected. Moreover, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax advisor regarding possible alternative tax treatments of the Notes and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussion below and in the accompanying product supplement under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” and “United States Federal Tax Considerations—FATCA,” in general, we currently do not intend to treat coupons paid to a Non-U.S. Holder (as defined in the accompanying product supplement) of the Notes as subject to U.S. federal withholding tax, provided that the Non-U.S. Holder complies with applicable certification requirements to establish the Non-U.S. Holder’s status as a non-United States person. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that we or another withholding agent may otherwise determine that withholding is required, in which case we or the other withholding agent may withhold at a rate of up to 30% on such payments.

Moreover, as discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code generally imposes a 30% withholding tax on “dividend equivalents” paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Treasury regulations under Section 871(m), as modified by an IRS notice, exclude from their scope financial instruments issued prior to January 1, 2023 that do not have a “delta” of one with respect to any U.S.

equity. Based on the terms of the Notes and representations provided by us as of the date of this preliminary pricing supplement, our counsel is of the opinion that the Notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. equity and, therefore, should not be subject to withholding tax under Section 871(m). However, the final determination regarding the treatment of the Notes under Section 871(m) will be made as of the Trade Date for the Notes and it is possible that the Notes will be subject to withholding tax under Section 871(m) based on circumstances on that date.

A determination that the Notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this determination. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax advisor regarding the potential application of Section 871(m) to the Notes.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the Notes.

You should also consult your tax advisor regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the Notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest)

The agents for this offering are CSSU and UBS. CSSU expects to sell all of the Notes that it purchases from us to UBS at a price of $10 per $10 principal amount of Notes, for sale to certain fee-based advisory accounts for which UBS is an investment advisor at the price to public of $10 per $10 principal amount of Notes. CSSU and UBS will not receive a sales commission with respect to the Notes. Investors that purchase and hold the Notes in fee-based advisory accounts will pay advisory fees to UBS based on the amount of assets held in those accounts. For additional information, see “Underwriting (Conflicts of Interest)” in any accompanying product supplement.

We expect to deliver the Notes against payment for the Notes on the Settlement Date indicated herein, which may be a date that is greater or less than two business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than two business days after the Trade Date, purchasers who wish to transact in the Notes more than two business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.